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                                  Exhibit 3.2

                            BYLAWS OF JOSTENS, INC.
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                  (As adopted at a Board of Directors Meeting
              held on December 18, 1973) and further amended on:
                               December 16, 1975
                               October 18, 1976
                               October 17, 1977
                               January 24, 1978
                                August 10, 1982
                               October 15, 1984
                               October 22, 1986
                               October 27, 1994
                                 June 7, 1996

                                   ARTICLE I
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                            Offices, Corporate Seal

          Section 1. The registered office of the Corporation shall be 5501 Norman Center Drive, Bloomington, Minnesota, and the Corporation may have offices at such other places as the Board of Directors shall from time to time determine.

          Section 2. The corporate seal shall be circular in form and have inscribed thereon on a circle the name of the Corporation, the State in which it is incorporated and the words "Corporate Seal" within the circle.

                                  ARTICLE II
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                           Meetings of Shareholders

          "Section 1. Unless otherwise designated by the Board of Directors, an annual meeting of the shareholders of the Corporation entitled to vote for the election of directors shall be held at its registered office or at such other place as the Board of Directors may designate, at 10:00 a.m. on the fourth Thursday in April of each year, or if that date shall fall upon a holiday, then the next succeeding business day, at which time the shareholders, voting as provided in the Articles of Incorporation, shall elect members to the Board of Directors and shall transact such other business as shall properly come before them. The holders of a majority of shares outstanding entitled to vote for the election of directors at said meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business. In case a quorum is not present at the annual meeting, those present may adjourn to such day as they shall agree upon. A notice of such adjournment shall be mailed to each shareholder entitled to vote at least five (5) days before such adjourned meeting, but if a quorum is present, they may adjourn from day to day as they see fit and no notice need be given."

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          Section 2.   Except as may otherwise be provided by the Board of
Directors, from time to time, only common shareholders of record at the close of business on a date fifty (50) days prior to the date of the annual meeting shall be entitled to vote at such meeting.

          Section 3. Special meetings of the shareholders may be called by the Secretary at any time upon request of the Chairman of the Board, the President or a majority of the members of the Board of Directors, or upon request by shareholders as provided by law.

          Section 4. There shall be mailed to each person shown by the books of the Corporation to be, on the record date for determining shareholders entitled to vote, a holder of record of voting shares, at his address as shown by the books of the Corporation, a notice setting out the time and place of the annual meeting.

          There shall be mailed to each person shown by the books of the Corporation to be a shareholder of record at the time of mailing such notice and entitled to receive such notice, at his address as shown by the books of the Corporation, a notice setting out the time, place and object of each special meeting.

          The Transfer Agent is to be instructed by the Secretary or Assistant Secretary of the Company as to the exact date on which the notice is to be mailed, which date must be at least five (5) days prior to the meeting.

                                  ARTICLE III
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                                   Directors

          Section 1. The business and property of the Corporation shall be managed by its Board of Directors, which shall not be less than five (5) nor more the fifteen (15) in number. The term of each director shall be for three years expiring at the third annual meeting following election or until his/her successor is elected and qualifies.

          Section 2. A majority of the Board of Directors shall constitute a quorum for the transaction of business, provided, however, that if any vacancies exist by reason of death, resignation or otherwise, a majority of the remaining directors shall constitute a quorum for the filling of such vacancies. Newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors may be filled by a two-thirds vote of the directors serving at the time of such increase.

          Section 3. The directors shall meet annually immediately after the election of directors by the shareholders, or as soon thereafter as is practicable, at the registered office of the Corporation or at such other time and place as may be fixed by the consent of all of the directors. Regular meetings of the Board of Directors shall be held from time to time at such time and place as may from time to time be fixed by resolution adopted by a majority of the whole Board of Directors. No notice need be given of any regular meeting.

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          Special meetings of the Board of Directors may be held at such time and place as may from time to time be designated in the notice or waiver of notice of the meeting. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or by any two (2) directors. Notice of such special meetings shall be given by the secretary who shall give at least twenty-four (24) hours' notice thereof to each director by mail, telephone, facsimile transmission, telegraph or in person, provided that no notice of any meeting need be given to any director while he/she is in the Armed Forces of the United States.

          Section 4.  Directors need not be shareholders of the Corporation.

          Section 5. For purposes of Board or committee membership contemplated by these Bylaws, the term "Independent Director" shall mean any director of the Corporation who is not (i) a former Chief Executive Officer of the Corporation
(ii) currently or within the last two (2) years an officer or employee of the Corporation, its subsidiaries or affiliates; (iii) an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to the company's management whose relationship is material to the company, the organization represented or the director; or (iv) a member of the immediate family or representative of a person in category (i), (ii) or
(iii) above. The Board shall determine the independence of each director before appointing him or her to a committee that requires independent directors.

          Section 6. Directors and members of any committee of the Board of Directors contemplated by these Bylaws or otherwise provided for by resolution of the Board of Directors, who are independent, shall receive such fixed sum per meeting attended, or such fixed annual sum as shall be determined from time to time by resolution of the Board of Directors. All directors and members of any such committee shall receive their expenses, if any, for attending meetings of the Board of Directors or any committee. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving proper compensation therefore.

          Section 7. By a vote of the majority of the whole Board, the Directors may from time to time appoint directors to an Executive Committee which shall consist of not less than four (4) members. Such Executive Committee shall be empowered to take any action which might be taken by the Board of Directors in the interim between meetings of the Board, but shall at all times remain subject to the control of the Board; provided, however, that the Executive Committee shall not have the power to amend the Bylaws of the Corporation or to fill vacancies of the Board of Directors. Without thereby limiting the general grant of authority to the Executive Committee set forth above, the Executive Committee shall be especially charged with the development and establishment of major long-range planning and related policy decisions.

                                  ARTICLE IV
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                                   Officers

          Section 1. The officers of this Corporation (if any one is elected by the

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Board), shall consist of a Chairman of the Board, a Vice Chairman of the Board,
a Chief Executive Officer, a Chief Operating Officer, a President and one or more Vice Presidents, a Secretary and a Treasurer, and such other officers and agents as may from time to time by chosen. Any two offices, except those of President and Vice President, may be held by one (1) person.

          Section 2. At the annual meeting or at any regular meeting of the Board of Directors, the Board shall elect from the Corporation a President and shall also elect one or more Vice Presidents, a Secretary and a Treasurer, and such other officers as the Board may deem advisable. Such officers shall hold office until the next annual meeting or until their successors are elected and qualify; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.

          Section 3. The Chairman of the Board, if one is elected by the Board, shall be elected from the Board of Directors. He shall preside at all meetings of the Directors. The Chairman of the Board may also hold the position of Chief Executive Officer of the Corporation. He/she shall have such other authority and duties as may be prescribed from time to time by the Board of Directors.

          Section 4. Any person who was formerly Chairman of the Board may be elected Chairman Emeritus. He/she shall have such authorities and duties as the Board of Directors may prescribe.

          Section 5. The Vice Chairman of the Board, if one is elected, shall be elected from the Board of Directors and need not be an employee of the Company. He/she shall have such other authority and duties as the Board of Directors may prescribe.

          Section 6. The Chief Executive Officer (if one is elected by the Board) can be either the Chairman of the Board or the President of the Corporation. He/she shall be responsible for the general management and direction of the Corporation. He/she shall preside at all meetings of the shareholders. All employees of the Corporation shall report and be responsible to the Chief Executive Officer. He/she shall have such other authority and duties as the Board of Directors may prescribe. The Chief Executive Officer shall report and be responsible to the Board of Directors.

          Section 7. The Chief Operating Officer (if one is elected by the Board) can be the Chairman of the Board, the President or any Vice President of the Corporation. He/she shall be responsible for the daily operations of the Corporation's business and shall have such other authority and duties as the Board of Directors or the Chief Executive Officer may prescribe. He/she shall report to the Chief Executive Officer of the Corporation.

          Section 8. The President shall be either the Chief Executive Officer or the Chief Operating Officer of the Corporation. In the event the President is not also the Chief Executive Officer of the Corporation, he/she shall report to the Chief Executive Officer and shall have such powers and perform such duties as may be specified by the Board of Directors or the

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Chief Executive Officer.

          Section 9. Each Vice President shall have such powers and shall perform such duties as may be specified by the Bylaws or prescribed by the Board of Directors, the President, or the Chief Executive Officer of the Corporation.

          Section 10. The Secretary shall be secretary of and attend all meetings of the shareholders, Board of Directors and the Board Committees. He/she shall act as clerk thereof and shall record all the proceedings of such meetings in the minute book of the Corporation. He/she shall give proper notice of meetings to shareholders and directors. He/she shall keep the seal of the Corporation and shall affix the same to any instrument requiring it, and shall attest the seal by his signature. He/she shall, with either the Chairman, President, and/or the Chief Executive Officer, sign all certificates for shares of the Corporation and affix the corporate seal thereto, and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

          Section 11. The Treasurer shall keep accurate accounts of all moneys of the Corporation received or disbursed. He/she shall deposit all moneys, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as a majority of the whole Board of Directors shall designate from time to time. He/she shall have power to endorse for deposit all notes, checks and drafts received by the Corporation. He/she shall disburse the funds of the Corporation as ordered by the Board of Directors, taking proper vouchers therefore and shall render to the President, the Chairman and Directors, whenever required, an account of all his/her transactions as Treasurer and of the financial condition of the Corporation and shall perform such duties as may be prescribed by the Board of Directors from time to time.

          Section 12. If there be a vacancy in the officers of the Corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors.

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                                   ARTICLE V
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                              Amendment of Bylaws

          Section 1. These Bylaws may be amended or altered by the vote of a majority of the whole Board of Directors either by a consent resolution or at any meeting, providing that notice of such proposed amendment shall have been given to the Directors prior to such meeting. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws by a majority vote of the shareholders present and represented at any annual meeting or any special meeting called for such purpose.

                                  ARTICLE VI
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                   Indemnification of Directors and Officers

          Section 1. The Corporation shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Section 302A.521 of the Minnesota Statutes, as now enacted or hereafter amended.


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